SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2007

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 through 8 are not applicable and therefore omitted.

Item 1.01

Entry into a Material Definitive Agreement.

On April 5, 2007, STEN Corporation (the “Company”) entered into a Distribution and Management Agreement (the “DMA”) with Sumner Harrington Ltd. (“Sumner Harrington”).  Under the terms of the DMA, Sumner Harrington has agreed to act as the selling agent with respect to the Company’s offering of up to $25 million in renewable unsecured subordinated notes (the “Notes”) on a “best efforts” basis and to act as a servicing agent in connection with the ongoing administrative responsibilities for the Notes. The Company has agreed to reimburse Sumner Harrington for its out-of-pocket expenses incurred in connection with the offer and sale of the Notes, as well as a commission equal to up to 3.00% of the principal amount of all Notes sold.  Sumner Harrington will also be paid an additional and ongoing portfolio management fee based on the principal balance of the Notes outstanding, and an affiliate of Sumner Harrington has agreed to provide or manage the advertising and marketing functions related to the sale of the Notes.  The DMA provides for reciprocal indemnification between the Company and Sumner Harrington.

Also on April 5, 2007, the Company entered into an Indenture (the “Indenture”) with Wells Fargo Bank National Association, as trustee, under which the Company will issue the Notes.  Pursuant to the terms of the Indenture, the Company may offer up to $25 million of Notes from time to time with maturities ranging from three months to ten years. The interest rate of the Notes will be established at the time when they are purchased by investors and will remain fixed throughout the term of the Note. Upon maturity, the Notes will be automatically renewed for the same term as the maturing Note at an interest rate that the Company is offering at that time to other investors with similar aggregate Note portfolios for Notes of the same term, unless the Company or the holder elects not to have the Note renewed.  The Notes are unsecured and will rank junior to any present or future senior debt of the Company. The holders of Notes issued under the Indenture will have limited rights to rescind their investment or to request the repurchase of their Notes by the Company.  The Indenture contains limited restrictive covenants, including a covenant requiring that the Company maintain a positive net worth and a covenant that prohibits the Company from paying dividends on its capital stock unless no default on the Notes exists or would exist immediately following the declaration or payment of such dividend or other payment.  For a further description of the Indenture, see Item 2.03 below, which description is incorporated into this Item 1.01 by reference.

The summaries of the DMA and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to each such document, which are included as Exhibits 1.1 and 4.1, respectively, to this Form 8-K and are incorporated by reference into this Item 1.01.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 5, 2007, the Company entered into the Indenture with Wells Fargo Bank National Association, as trustee, under which the Company will issue up to $25 million of Notes.  Certain terms of the Indenture and the Notes are described in Item 1.01 above, which description is incorporated into this Item 2.03 by reference.

The Indenture provides that the trustee under the Indenture or a majority of in principal amount of the then-outstanding Notes may declare the unpaid principal of and any accrued interest on the Notes to be due and payable immediately upon an event of default.  The Indenture provides that each of the following constitutes an event of default: (i) the Company’s failure to pay interest on a Note within 15 days after the due date for such payment; (ii) the Company’s failure to pay principal on a Note within 10 days after the due date of such payment; (iii) the Company’s failure to observe or perform any material covenant, condition, or agreement of the Indenture or the Company’s breach of any material representation or warranty of the Indenture, but only after notice of such failure or breach and the Company’s failure to cure such failure or breach within 30 days after its receipt of such notice; (iv) the Company’s default in any other material financial obligation of the Company and such default continues unremedied for a period of 30 days after the Company’s receipt of written notice of such default; and (v) certain events of bankruptcy or insolvency with respect to the Company.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description
1.1

Distribution and Management Agreement between STEN Corporation and Sumner Harrington Ltd., dated April 5, 2007 (incorporated herein by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-140852), as filed on February 23, 2007).

4.1

Indenture between STEN Corporation and Wells Fargo Bank National Association, dated April 5, 2007 (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-140852), as filed on February 23, 2007).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEN CORPORATION

Date: April 10, 2007	By: /s/ Kenneth W. Brimmer
Kenneth W. Brimmer
Chief Executive Officer